Second Step Conversion and Offering January 2011 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169302

Legal Disclaimers
This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of SI Financial Group, Inc.  The offer is made only by the prospectus.

Please refer to the prospectus dated November 10, 2010.
SI Financial Group, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, the issuer,
any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at (877) 643-8198.
The shares of common stock of SI Financial Group, Inc. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements

This presentation contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. These forward-looking statements include, but are not limited to:
statements of our goals, intentions and expectations;
statements regarding our business plans, prospects, growth and operating strategies;
statements regarding the asset quality of our loan and investment portfolios; and
estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-
looking statements due to, among others, the following factors:
general economic conditions, either nationally or in our market areas, that are worse than expected;
changes in the interest rate environment that reduce our margins or reduce fair value of financial instruments;
increased competitive pressures among financial services companies;
changes in consumer spending, borrowing and savings habits;
legislative or regulatory changes that adversely affect our business;
adverse changes in the securities and credit markets; and
changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.
Any of the forward-looking statements that we make in this presentation and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.
Please see “Risk Factors” beginning on page 17 of the prospectus.

$52.4 million
(3)
Subscription & Community Results:
1.5% Dividend Yield:
0.9006x
(4)
Exchange Ratio:
Stifel Nicolaus Weisel Bookrunner:
Week of January 10, 2011 Expected Close / Pricing:
$1.5 million individual / 5.0% group Maximum Purchase Limitations:
(Individual / Group)
$84.9 million
(4)
Pro Forma Market Cap:
$44.6 million - $69.4 million
(2)
Gross Proceeds:
5,578,125 – 8,678,906
(2)
Shares Offered:
$8.00 Price Per Share:
Nasdaq Global Market / “SIFI”
(1)
Listing / Ticker:
SI Financial Group, Inc. Issuer:
Offering Summary
(1)
Shares currently trade on the Nasdaq Global Market. For the first 20 trading days after the closing, shares will trade under the symbol “SIFID.”
(2)
Based on the range from the minimum to the adjusted maximum of the independent valuation appraisal. Based on offer price of $8.00 per share.
(3)
Includes shares sold to Savings Institute’s ESOP and 401(k).
(4)
Based on the midpoint of the independent valuation appraisal. Based on offer price of $8.00 per share.

Second Step Conversion Mechanics
SI Bancorp, MHC
(owns 61.9% of
common stock)
Public Stockholders
(own 38.1% of common stock)
Current Structure
Public Stockholders
(own 100% of common stock)
Post Second Step Structure
Savings Institute Bank
and Trust Company
SI Financial Group, Inc.
Savings Institute Bank
and Trust Company
SI Financial Group, Inc.

Company Overview

Company History 7 Headquartered in Willimantic, CT Established in 1842 Total assets in 1995: $252 million

Experienced Management Team

Savings Institute’s management team is comprised of experienced individuals that have operated through various credit cycles and have executed the Bank’s growth strategy
Savings Institute expects that its management team and board of directors will purchase approximately 22,850 shares in the offering
Following the conversion management and the board of directors are expected to own 291,918 shares of common stock, which equals 2.8% of the outstanding shares*
Mr. Brouillard and Mr. Hull are the 2 largest management shareholders, expected following the conversion to own 72,067 and 47,484 shares, respectively
* Assumes conversion and offering at the midpoint of the offering range.
Name Position
Years of
Experience
Years with
Savings Institute
Rheo A. Brouillard Director, President and Chief Executive Officer 34 15
Brian J. Hull Chief Financial Officer and Treasurer 24 13
David T. Weston Senior Vice President and Senior Trust Officer 23 6
William E. Anderson Senior Vice President and Retail Banking Officer 18 15
Laurie L. Gervais Senior Vice President and Director of Human Resources 27 27
Michael J. Moran Senior Vice President and Senior Credit Officer 30 15

SI FINANCIAL GROUP, INC.

BRANCH LOCATIONS

Brooklyn
536 Providence Road (Route 6)

Canterbury
180 Westminster Road (Route 14)

Colchester
63 Norwich Avenue

Dayville
596 Hartford Pike

East Hampton
50 East High Street

East Lyme
303 Flanders Road

Enfield
85 Freshwater Boulevard

Groton
971 Poquonnock Road

Hebron
115 Main Street

Lebanon
554 Exeter Road

Lisbon
180 River Road

Mansfield
95 Storrs Road

Moosup
344 Prospect Street

New London
15 Masonic Road

North Windham
474 Boston Post Road

Norwich
108 Salem Turnpike

South Windsor
1000 Sullivan Avenue

Stonington
80 Stonington Road, Route 1

Tolland
200 Merrow Road (Route 195)

Willimantic
West Main Street Office
60 Cantor Drive

Enfield
Tolland
South Windsor
Dayville
Mansfield
Brooklyn
North Windham
Willimantic
Moosup
Hebron
Canterbury
Lebanon
East Hampton
Lisbon
Norwich
Colchester
Stonington
New London
Groton
East Lyme
Long Island Sound
91
84
395
2
95
Hartford
CONNECTICUT

Executive Office and Main Banking
803 Main Street
Willimantic

Every branch office includes an ATM for customer convenience. In addition, there are 8 other ATM locations.

Company Profile

* At the midpoint of the offering range.
Headquartered in Willimantic, CT, SI
Financial reorganized to a two-tier
mutual holding company in 2000 and sold
a minority interest in 2004
As of September 30, 2010:
Total assets: $890.3 million
Pro forma market cap: $84.9 million*
Number of banking offices: 21
Number of full-time employees: 241
Number of part-time employees: 31

Market Area Overview

Savings Institute operates 21 full-service community banking locations in
Windham, New London, Tolland, Hartford and Middlesex counties in Connecticut
30 miles east of Hartford, Connecticut
Diverse economy primarily oriented to the educational, service, entertainment, manufacturing and retail industries.  Largest employers include:
The Mohegan Sun and Foxwoods casinos
General Dynamics Defense Systems
Pfizer, Inc.
Several institutions of higher education (University of Connecticut, Eastern
Connecticut State University, Mitchell College, Connecticut College)
Small to mid-sized businesses generally support the local economies
During the current economic downturn Savings Institute’s primary market area has remained a relatively stable banking market
Since 2000 primary market’s population has grown by approximately 7.1% versus 3.8%
for Connecticut
In the 5 counties Savings Institute maintains branches median household income levels ranged from $56,000 to $75,000 versus $68,000 for Connecticut and $51,000 for the
U.S.

Market Area Presence

Savings Institute is among the top 10 banks by market share in 3 of the 5 counties in which it does business
Source: FDIC. Data as of 6/30/10.
(1) Market presence for First Niagara shown pro forma for pending New Alliance acquisition.
Windham, CT Tolland, CT
Rank Institution Branches
Deposits
($000s)
Market
Share
Rank Institution Branches
Deposits
($000s)
Market
Share
1 SI Financial Group Inc. (MHC) (CT) 7 $286,031 20.7%
1 First Niagara Finl Group (NY) (1) 12 $644,286 29.9%
2 PSB Holdings Inc. (MHC) (CT) 5 278,902 20.2 2 Rockville Financial Inc. (MHC) (CT) 8 556,090 25.6
3 Citizens National Bancorp (CT) 5 176,751 12.8 3 Bank of America Corp. (NC) 5 230,925 10.6
4 Bank of America Corp. (NC) 4 164,942 11.9 4 People's United Financial Inc. (CT) 4 196,932 9.1
5 First Niagara Finl Group (NY) (1) 5 154,691 11.2 5 Stafford Savings Bank (CT) 3 151,559 7.0
6 Liberty Bank (CT) 2 125,369 9.1 6 SI Financial Group Inc. (MHC) (CT) 3 122,134 5.6
7 Jewett City Savings Bank (CT) 3 92,172 6.7 7 Webster Financial Corp. (CT) 2 91,965 4.2
8 People's United Financial Inc. (CT) 3 56,357 4.1 8 Liberty Bank (CT) 1 78,527 3.6
9 Royal Bank of Scotland Group 1 33,914 2.5 9 Toronto-Dominion Bank 1 39,846 1.8
10 Eastern Federal Bank (CT) 1 13,357 1.0 10 New England Bancshares (CT) 1 23,006 1.1
Total For Institutions In Market 36 $1,382,486 Total For Institutions In Market 42 $2,171,405
New London, CT
Rank Institution Branches
Deposits
($000s)
Market
Share
1 Royal Bank of Scotland Group 14 $858,595 20.6%
2 Chelsea Groton Bank (CT) 14 634,610 15.2
3 People's United Financial Inc. (CT) 12 545,719 13.1
4 Liberty Bank (CT) 9 468,258 11.2
5 Bank of America Corp. (NC) 10 435,322 10.4
6 Dime Bank (CT) 10 433,400 10.4
7 SI Financial Group Inc. (MHC) (CT) 8 203,022 4.9
8 Eastern Federal Bank (CT) 3 109,173 2.6
9 Jewett City Savings Bank (CT) 2 101,468 2.4
10 Webster Financial Corp. (CT) 3 84,697 2.0
Total For Institutions In Market 95 $4,168,798

Reasons for the Conversion – Why Now?
Optimizing future growth opportunities
Continue to execute proven business model
Consolidation opportunities in current and new markets
Support organic growth through community-oriented focus
Enhance existing products and services
Provide new products and services
Improve capital strength in a difficult economic and regulatory environment
Minimize regulatory uncertainty
Improve shareholder returns
Fully public structure provides increased structural flexibility in an uncertain regulatory environment

Business Strategy

Continue community oriented focus by offering a full range of financial products and services to its customers
Grow through acquisition opportunities in areas in or adjacent to existing market area
Actively manage the balance sheet and diversify the asset mix
Prudently increase percentage of assets consisting of multi-family, commercial real estate and commercial business loans
Continue conservative underwriting practices and maintain a high quality loan portfolio
Increase core deposits by emphasizing demand, savings and money market accounts
Supplement noninterest income through expanded mortgage banking operations and existing wealth management operations

Pittsfield
Amherst
Northampton
Holyoke
Chicopee
Ludlow
Westfield
Agawam
Springfield
Worcester
Framingham
Marlborough
Cambridge
Wellesley
Needham
Dedham
Franklin
Milford
Woonsocket
Cumberland
Attleboro
Taunton
North Providence
Providence
Johnston
Cranston
West Warwick
Warwick
Bristol
Fall River
North Kingstown
Newport
RHODE ISLAND
M A S S A C H U S E T T S
C O N N E C T I C U T
Enfield
Simsbury
Windsor
Vernon
Manchester
Torrington
West Hartford
Farmington
Hartford
Wethersfield
New Britain
Bristol
Southington
Middletown
Waterbury
Cheshire
Meriden
Naugatuck
Wallingford
Hamden
North Haven
New Haven
East Haven
West Haven
Milford
Bridgeport
Fairfield
Shelton
Norwich
New London
Groton
Long Island Sound
Block Island Sound
Block Island
A t l a n t i c
O c e a n

Acquisition Opportunities

In Connecticut, Rhode Island and
Massachusetts there are
approximately 26 public and private
banks and thrifts with assets
between $100 million and $500
million
11 are de novo
4 have TARP outstanding
2 have Texas ratios of greater than
50%*
On a selective basis Savings
Institute would consider expanding
into contiguous or near-contiguous
markets via:
Whole bank acquisitions
Branch acquisitions
FDIC assisted transactions
* Texas ratio defined as nonperforming assets, accruing restructured debt and accruing loans 90+ days past due divided by tangible common equity plus loan loss reserves.

Financial Highlights

Franchise Growth

Savings Institute has grown organically and through acquisitions, resulting in an asset CAGR since 2005 of 5.5%
Since 2005 has acquired 2 branches, opened 4 branches and relocated or renovated 6 existing branches, expanding market presence in Tolland, New London, Hartford and
Middlesex counties
Total Assets ($000s)
$691,868
$757,037
$790,198
$853,122
$872,354
$890,318
$0
$200,000
$400,000
$600,000
$800,000
$1,000,000
2005 2006 2007 2008 2009 9/30/2010

Diversified Loan Portfolio

Savings Institute has diversified its portfolio mix by increasing commercial real estate, multifamily and commercial business lending while maintaining prudent underwriting practices
Increased focus on SBA and USDA guaranteed commercial lending
At September 30, 2010
Total Loans:  $608.0 million
At December 31, 2005
Total Loans:  $516.4 million
Other loans consist of home equity (4%) and other consumer (1%).
1-4 Family
Residential
52%
Other
Commercial
4%
Construction
9%
SBA and USDA
Guaranteed
Commercial
11%
Other
5%
Multifamily and
CRE
19%
1-4 Family
Residential
46%
Multifamily and
CRE
27%
Other
5%
SBA and USDA
Guaranteed
Commercial
16%
Construction
2%
Other
Commercial
4%

Asset Quality Trends

Savings Institute has maintained high asset quality with solid reserve coverage
Aggressive early recognition of nonperforming loans
NPAs and TDRs/Assets
Peer group comprised of all publicly traded banks and thrifts in Connecticut. Operating data as of 9/30/10.
0.18%
0.24%
0.30%
0.70%
1.30%
1.78%
0.09%
0.19%
1.09%
1.10%
0.77%
1.01%
0.00%
0.25%
0.50%
0.75%
1.00%
1.25%
1.50%
1.75%
2.00%
2005Y 2006Y 2007Y 2008Y 2009Y 9/30/2010
Peer Median Savings Institute
2005 2006 2007 2008 2009 9/30/2010
Total Nonperforming Loans
$240 $1,392 $7,632 $9,328 $3,007 $4,208
Other Real Estate Owned 325 0 913 0 3,680 2,256
Total Nonperforming Assets $565 $1,392 $8,545 $9,328 $6,687 $6,464
Accruing Troubled Debt Restructurings 74 72 71 69 67 2,561
Total NPAs and TDRs $639 $1,464 $8,616 $9,397 $6,754 $9,025
NPLs/Loans 0.05% 0.24% 1.29% 1.50% 0.49% 0.68%
NPLs/Assets 0.03 0.18 0.97 1.09 0.34 0.47
NPAs and TDRs/Assets 0.09 0.19 1.09 1.10 0.77 1.01
Reserves/Loans 0.71 0.76 0.89 0.97 0.80 0.81
Reserves/NPLs 1,529.6 313.6 68.7 64.8 162.7 118.7

Securities Portfolio

Savings Institute maintains a diversified securities portfolio totaling $173 million as of September 30, 2010
Savings Institute has previously taken $1.2 million in OTTI charges on 3 pooled trust preferred securities
Savings Institute performs impairment analyses on its securities portfolio quarterly
As of September 30, 2010 investments below investment grade consisted of pooled trust preferred securities with a book value of $7.0 million and a fair value of $4.7 million and non-agency MBS with a book value of $3.9 million and a fair value of $3.6 million
September 30, 2010
(1) Other securities consist of Non-Agency MBS – HELOC (1.9%),
Tax Exempt Debt (0.1%), Foreign Government Debt (0.1%)
and Equity Securities (0.6%)
Other (1)
3%
USG and Agency
Obligations
14%
Corporate Debt
9%
Agency MBS -
Residential
54%
Non-Agency MBS
- Residential
7%
State and
Municipal Debt
3%
CDOs (TRuPs)
2%
GSE Debt
Obligations
8%

Improving Deposit Mix

Savings Institute has grown deposits and emphasized the growth of core deposits through investments to its branch network, new product offerings and attracting commercial deposits from small and medium size businesses
As of 9/30/2010 time deposits included approximately $4.4 million in brokered deposits
Since 2005 total deposits and non-time deposits have grown at CAGRs of 6.1% and 7.6%, respectively
Total deposits exclude mortgagors’ and investors’ escrow accounts.
$244,251
$278,632
$273,897
$314,811
$311,309
$299,679
$265,046
$260,044
$274,438
$305,840
$347,478 $374,619
$0
$100,000
$200,000
$300,000
$400,000
$500,000
$600,000
$700,000
2005 2006 2007 2008 2009 9/30/2010
Time Deposits Non-Time Deposits
Cost of
Interest
Bearing
Deposits
1.98% 2.74% 3.19% 2.85% 2.25% 1.62%

Core Profitability

Since 2005 Savings Institute has been profitable every year, after excluding the following events:
2009 FDIC special assessment of $393,000
2008 write down on securities of $7.1 million
As provision for loan losses expense returns closer to historical levels net income has improved
Dollars in Thousands
3,397
2,778
1,412
1,713
690
2,725
$0
$1,000
$2,000
$3,000
$4,000
$5,000
$6,000
2005 2006 2007 2008* 2009* 9 Months Ended 9/30/2010
Annualized
Net Income
* Excludes events as noted above.

Strong Capital Profile

* Assumes offering completed at the midpoint of the offering range.
(1) Represents bank level data.
Through internal capital generation Savings Institute has remained well capitalized throughout the current economic crisis
On a pro forma basis, Savings Institute will continue to have a strong capital base for growth and execution of its business plan
As of June 30, 2010
Regulatory
Minimum
Actual
Pro Forma
for Offering*
Tangible Common Equity NA 8.08% 10.56%
Leverage (1) 5.00% 8.08 10.56
Tier 1 (1) 6.00 13.91 18.61
Total Risk Based Capital (1) 10.00 14.84 19.49

Stock Buybacks and Dividends

Since completing first step of the conversion in December 2004, SI Financial has repurchased approximately 775,000 shares
Approximately 15.4% of original offering
Between March 2005 and November 2010 SI Financial has paid stockholders a total of $0.69 in quarterly dividends
Quarterly dividend was suspended in January 2009 in order to preserve capital
With improving earnings outlook, quarterly dividend of $0.03 reinstated in May
2010
Following completion of 2
nd
Step Conversion SI Financial plans to pay initial
quarterly dividends of $0.03 or $0.12 per annum, resulting in an annual dividend yield of 1.50% based on the $8.00 per share offering price*
* The rate of such dividends will be in the discretion of the board of directors and will depend upon a number of factors. No assurance can be given that SI Financial will continue to pay dividends or that they will not be reduced in the future.

Use of Proceeds

To finance the possible acquisition of
financial institutions or related
businesses in or adjacent to the
existing market area
To pay dividends to shareholders
To repurchase shares of outstanding
common stock
For general corporate purposes
To fund new loans
To invest in securities
To finance the possible expansion of
its business activities
For general corporate purposes
Possible Uses of Proceeds for
SI Financial Group
Possible Uses of Proceeds for
Savings Institute

Investment Merits
Community-oriented bank with experienced management team
Managed company through different credit cycles
Executed various bank and non-bank acquisitions
Strong asset quality track record and reserve coverage levels
Strong core deposit base
Diversified loan portfolio
Internal and external growth opportunities post-transaction

Offering Overview

Pro forma metrics (based on the appraisal prepared by RP Financial)
As of or for the Six Months Ended June 30, 2010
($000s) Midpoint
Shares Offered 6,562,500
Exchange Shares 4,044,071
Total Shares Outstanding 10,606,571
Pro Forma Market Capitalization $84,853
Gross Procceds of Stock Offering 52,500
Estimated Net Proceeds, as Adjusted 43,945
Exchange Ratio 0.9006x
Implied Price $7.20
Pro Forma Net Income 1,179
Pro Forma Net Income Per Share $0.12
Pro Forma Shareholders' Equity 125,270
Pro Forma Tang. Shareholders' Equity 121,091
Pro Forma Tang. Shareholders' Equity/Tang. Assets 13.03%
Pro Forma Shareholders' Equity Per Share $11.81
Pro Forma Tang. Shareholders' Equity Per Share $11.42
Price/Pro Forma Net Income Per Share 33.3x
Price/Pro Forma Shareholders' Equity Per Share 67.7%
Price/Pro Forma Tang. Shareholders' Equity Per Share 70.1%
Based on a $8.00 offering price

Valuation Overview

Compared to the peer group prepared by RP Financial, SI Financial’s valuation represents a discount of 32.9% at the midpoint of the offering range on a price to tangible book value basis
Midpoint
Appraisal Peer
Group Median
Price/Book Value 67.74% 102.12%
Price/Tangible Book Value 70.05% 104.45%
Price/Earnings 33.3x 14.5x
Market Capitalization ($MM) $84.9 $82.6
Appraisal peer group comprised of BFED, CEBK, ESBF, ESSA, HARL, HIFS, NHTB, THRD, UBNK and WFD. Market data as of 12/17/10. Peer price/earnings median based on LTM earnings.